EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3, of our reports dated March 14, 2006, relating to the financial statements, management's assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, which appear in Annual Report on Form 10-K of Loudeye Corp. for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
April 5, 2006